Exhibit 99.1

Northern Genesis Acquisition Corp. III Announces Closing of $150 Million Initial Public Offering

Kansas City, MO, March 26, 2021 -- Northern Genesis Acquisition Corp. III (the “Company”) announced today that it closed its initial public offering of 15,000,000 units at $10.00 per unit, resulting in gross proceeds of $150 million. The units commenced trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “NGC.U” on March 24, 2021. Each unit consists of one share of the Company’s common stock and one-quarter of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on the NYSE under the symbols “NGC” and “NGC.WS,” respectively.

The Company is a special purposes acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on opportunities whose business model demonstrates clear commitments to sustainability and strong alignment with environmental, social and governance principles.

Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and TD Securities (USA) LLC are acting as the joint book running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from: Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Wells Fargo Securities, LLC, 500 West 33rd Street, New York, New York 10001, Attention: Equity Syndicate Department (fax no: (212) 214-5918); TD Securities (USA) LLC, Attention: Equity Capital Markets, 1 Vanderbilt Avenue, New York, NY 10017, or by email at USTMG@tdsecurities.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on March 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the Company’s search for an initial business combination. No assurance can be given that the offering discussed above or the Company’s initial business combination will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Relations
Investors@northerngenesis.com
816-514-0324